Exhibit 10.2

February 3, 2017

Cleantech Europe II (A), L.P.

Cleantech Europe II (B), L.P.

c/o Zouk Ventures Limited

100 Brompton Road

London, SW3 1 ER

United Kingdom

RE:     Board Observer and Information Rights

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) confirms the agreement among Lighting Science Group Corporation (the “Company”), Cleantech Europe II (A), L.P. (“Cleantech A”) and Cleantech Europe II (B), L.P. (“Cleantech B” and, together with Cleantech A, “Zouk”) that, effective as of the date hereof and for so long as Cleantech A and Cleantech B continue to collectively beneficially own, in the aggregate, at least 2,570 shares of the Series J Convertible Preferred Stock (“Series J Preferred Stock”) of the Company (as adjusted for any reclassification, stock split, reverse stock split, stock dividend, subdivision, combination, consolidation, recapitalization or any similar proportionately-applied change) (the “Zouk Preferred Rights Period”), Zouk shall be entitled to the contractual rights set forth below.

In consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Relevant Definitions. For purposes of this Letter Agreement, the following terms shall have the following meanings:

(a)

“Affiliate” shall mean any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity; provided, that for purposes of the definition of “Affiliate,” Zouk shall not be deemed an “Affiliate” of the Company.

(b)	“Company Subsidiaries” shall mean any Subsidiary of the Company.

(c)	“GAAP” shall mean generally accepted accounting principles in the United States.

(d)

“Governmental Body” shall mean any government or governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitral body (public or private), department or other instrumentality or political unit or subdivision, whether located in the United States or abroad.

(e)

“Law” shall mean any treaty, statute, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ, assessment, mediation or arbitration award (whether temporary, preliminary or permanent) or other legal requirement enacted, adopted, promulgated, applied or followed by any Governmental Body.

(f)

“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, group, joint stock company, Governmental Body or other entity.

(g)

“Subsidiary” shall mean (i) as to any Person, any other Person more than 50% of the shares of the voting stock, voting interests, membership interests or partnership interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries and/or (ii) any Person with respect to which the Company or a Company Subsidiary is a general partner or managing member.

2.

Board Observer Rights. During the Zouk Preferred Rights Period, the Company shall invite an individual designated by Zouk (the “Zouk Observer”) to attend all meetings of the Company’s board of directors (the “Board”) in a non-voting observer capacity and, in this respect, shall give the Zouk Observer copies of all notices, minutes, consents, and other materials that it provides to the Board at the time it provides them to the Board; provided, that the Zouk Observer may be excluded from access to any materials or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons that reasonably necessitate such treatment. The Zouk Observer may participate in discussions of matters brought to the Board.

3.

Information Rights. During the Zouk Preferred Rights Period, Zouk shall be entitled to reasonable access (during normal business hours) to customary information, access and inspection rights, including the following:

(a)	The Company shall deliver the following information to Zouk (collectively, the “Public Company Information”):

(i)

on an annual basis and promptly after it has been made available (but no later than thirty (30) days before the beginning of each fiscal year), (A) an annual budget of the Company, (B) a business plan of the Company, and (C) financial forecasts for the next fiscal year of the Company, in each case to the extent and in such manner and form prepared by or for the Board;

(ii)

on an annual basis and promptly after it has been made available (but no later than seventy-five (75) days after the end of each fiscal year), annual unaudited financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board;

(iii)

on a quarterly basis and promptly after it has been made available (but in no event later than forty (40) days after the end of each quarter), unaudited quarterly financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board;

(iv)

final drafts of monthly management and operating reports of the Company as reasonably requested by Zouk to the extent and in such manner and form prepared by or for the Company’s chief executive officer and/or provided to the Board; and

(v)

such other financial, management and operating reports and information reasonably requested by Zouk, including all such information as required for customary reporting to the limited partners of Zouk’s Affiliates and for tax reporting purposes.

(b)

In the event that the Company is no longer obligated to file an annual report on Form 10-K or quarterly reports on Form 10-Q with the Securities and Exchange Commission, in addition to delivering the Public Company Information pursuant to subsection (a) above, the Company shall also deliver the following information to Zouk (collectively, the “Private Company Information” and together with the Public Company Information, the “Company Information”):

(i)

as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter (to the extent practicable), a consolidated balance sheet of the Company and the Company Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and followed promptly thereafter (to the extent it shall be available) with the opinion of the independent registered public accounting firm selected by the Company’s Audit Committee with respect to such financial statements; and

(ii)

as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter (to the extent practicable), an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail, except that such financial statements need not contain the notes required by GAAP.

4.

Confidentiality. Each of Cleantech A, Cleantech B and any Zouk Affiliate (collectively, the “Zouk Parties” and each, a “Zouk Party”) receiving Company Information hereunder shall keep such Company Information confidential and shall not provide access to such Company Information to any other Person; provided, that such Zouk Party may provide access to such Company Information (a) to its agents, employees, directors, officers, trustees, partners, Affiliates, attorneys, accountants, advisors, auditors, portfolio management services and investors having an obligation of confidentiality to such Zouk Party in the ordinary course of such Zouk Party’s business; (b) to prospective transferees or purchasers of any shares of Series J Preferred Stock held by such Zouk Party; provided, that any such prospective transferee or purchaser shall have agreed to keep the same confidential in accordance with the provisions of this Section 4; (c) as required by Law, subpoena, judicial order or similar legal process; provided, that such Zouk Party shall notify the Company prior to disclosure if permitted by Law; and (d) as may be required in connection with the examination, audit or similar investigation of such Zouk Party or with respect to a request from any Governmental Body having jurisdiction over such Zouk Party. The foregoing confidentiality restriction shall not apply to any Company Information that is in the public domain, becomes part of the public domain after disclosure to such Zouk Party other than due to a breach by such Zouk Party of this Section 4, was within such Zouk Party’s possession or developed by it prior to being furnished with such information as evidenced by such Zouk Party’s records, or becomes available to such Zouk Party on a non-confidential basis from a source other than the Company.

5.

Termination. The rights described in Section 2 and Section 3 of this Letter Agreement shall terminate and be of no further force or effect at such time as Cleantech A and Cleantech B no longer collectively beneficially own, in the aggregate, at least 2,570 shares of the Series J Preferred Stock. The confidentiality obligations set forth in Section 4 of this Letter Agreement shall survive any such termination.

6.

Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding between the Company and the Zouk Parties and supersedes any and all prior agreements and understandings, written or oral, formal or informal, between the Company and any Zouk Party relating to the subject matter hereof.

7.

Counterparts. This Letter Agreement may be executed in counterparts (including via facsimile or e-mail in .pdf format), each of which shall be an original and all of which shall constitute a single agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement to be effective as of the date first set forth above.

COMPANY:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Ed Bednarcik
	Name:	Ed Bednarcik
	Title:	Chief Executive Officer

ZOUK:

CLEANTECH EUROPE II (A), L.P.

By:	/s/ Samer Salty
	Name:	Samer Salty
	Title:	On behalf of Zouk Capital LLP, as manager of Cleantech Eurpe II (A), L.P.

CLEANTECH EUROPE II (B), L.P.

By:	/s/ Samer Salty
	Name:	Samer Salty
	Title:	On behalf of Zouk Capital LLP, as manager of Cleantech Eurpe II (B), L.P.